Exhibit 10.4
FIRST AMENDMENT TO
CEO EMPLOYMENT AGREEMENT
September 12, 2007
Thomas W. Weisel
c/o Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
Dear Thom:
     This letter sets forth an amendment to your Employment Agreement dated February 1,2006 (the “Agreement”) with Thomas Weisel Partners Group, Inc., a Delaware corporation (“TWPG Inc.” and, together with its subsidiaries and affiliates and its and their respective predecessors and successors, the “Firm”).
     Section 9(f) of the Agreement shall be deleted and replaced in its entirety by the following text:
     “(f) Timing.  (1)     Notwithstanding anything to the contrary in this agreement, if at the time of your termination of employment with the Firm, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as determined by the Firm in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Firm will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to you) until the date that is at least six (6) months following your termination of employment with the Firm (or the earliest date permitted under Section 409A of the Code), whereupon the Firm will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to you under this agreement during the period in which such payments or benefits were deferred. Thereafter, any other payments, if any, will resume in accordance with this agreement.
     (2)     Additionally, in the event that following the date hereof the Firm or you reasonably determines that any compensation or benefits payable under this agreement may be subject to Section 409A of the Code, the Firm and you shall work together to adopt such amendments to this agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.”
     If the foregoing is in accordance with your understanding, please kindly confirm your acceptance and agreement by signing and returning this letter which will thereupon constitute an amendment to the Agreement.

Very truly yours, THOMAS WEISEL PARTNERS GROUP, INC. (on its behalf, and on behalf of its subsidiaries and affiliates)
By:	/s/ Mark Fisher
	Name:	Mark Fisher
	Title:	General Counsel

Agreed to and accepted as of the date of this Agreement:
/s/ Thomas W. Weisel
Name:	Thomas W. Weisel